EXHIBIT 10.1
                       CREDIT AND SECURITY AGREEMENT

                                  BETWEEN

                               COMPASS BANK

                                 as Lender

                                   and

                         BEST CIRCUIT BOARDS, INC.

                                as Borrower

                                   and

                                BRAD JACOBY

                                as Guarantor

                              October 28, 2005

                             TABLE OF CONTENTS

 SECTION 1. Definitions . . . . . . . . . . . . . . . . . . . . . . . .   1
 SECTION 2. Borrower's Representations, Warranties and Covenants  . . .   7
 SECTION 3. Bank's Agreement to Make Loans  . . . . . . . . . . . . . .  10
 SECTION 4. Inspection of Records; Further Assurance  . . . . . . . . .  12
 SECTION 5. Security Interest of Bank in Collateral . . . . . . . . . .  12
 SECTION 6. Collection of Accounts  . . . . . . . . . . . . . . . . . .  14
 SECTION 7. Affirmative Covenants . . . . . . . . . . . . . . . . . . .  15
 SECTION S. Negative Covenants  . . . . . . . . . . . . . . . . . . . .  18
 SECTION 9. Events of Default; Acceleration . . . . . . . . . . . . . .  20
 SECTION 10. Power of Sell or Collect Collateral; Remedies Cumulative .  21
 SECTION 11. Deposits . . . . . . . . . . . . . . . . . . . . . . . . .  22
 SECTION 12. Waivers  . . . . . . . . . . . . . . . . . . . . . . . . .  22
 SECTION 13. Expenses; Proceeds of Collateral . . . . . . . . . . . . .  23
 SECTION 14. Durable; Extension . . . . . . . . . . . . . . . . . . . .  23
 SECTION 15. General  . . . . . . . . . . . . . . . . . . . . . . . . .  24

 EXHIBITS
 --------

 Exhibit "A" List of Equipment

 Exhibit "B" Compliance Certificate

                          CREDIT AND SECURITY AGREEMENT

      THIS CREDIT AND SECURITY AGREEMENT ("Agreement") is executed this ___ day of ____________, 2005, by and among BEST CIRCUIT BOARDS, INC., a Texas corporation ("Borrower"), BRAD JACOBY ("Guarantor"); sometimes referred to jointly with Borrower as "Obligors"), and COMPASS BANK, a bank organized under the laws of the State of Alabama ("Bank").

      WHEREAS, Bank has heretofore granted Borrower a revolving line of credit (the "Revolving Line") not to exceed an aggregate principal amount at any one time outstanding of Two Million and No/100 Dollars ($2,000,000.00); and

      WHEREAS, the indebtedness owed by Borrower to Bank under the Revolving Line is evidenced by a revolving Promissory Note dated ____________ __, 2005 (the "Revolving Note") in an amount equal to the Revolving Line, secured by a security interest in Borrower's Accounts Receivable and Inventory (as hereinafter defined) and further evidenced by one or more loan agreements relating to the Revolving Line (collectively the "Revolving Line Loan Agreement"); and

      WHEREAS, Borrower has requested that Bank make a term loan to Borrower (the "Term Loan"); and Bank has agreed to grant such request and to continue extending credit to Borrower under the Revolving Line, all on the terms and subject to the conditions set forth herein;

       WHEREAS, this Agreement supersedes, and amends and restates in its entirety the Revolving Line Loan Agreement;

      NOW, THEREFORE, in consideration of the premises, the credit to be extended hereunder, the mutual agreements of the parties as set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:


      SECTION 1. Definitions.
                 ------------
      1.1 "Account" and "Account Receivable" shall mean all of Borrower's now owned or hereafter acquired (a) "accounts" (as such term is defined in the Uniform Commercial Code as presently or hereafter in effect in the State of Texas) and other receivables, whether arising out of goods sold or services rendered or from any other transaction; (b) rights in, to and under all purchase orders or receipts for goods or services; (c) rights to any goods represented or purported to be represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods);
 (d) moneys due or to become due to Borrower under all purchase orders and contracts for the sale of goods or the performance of services or both by Borrower (whether or not yet earned by performance on the part of Borrower), including the proceeds of the foregoing; (e) any notes, drafts, letters of credit, insurance proceeds or other instruments, documents and writings evidencing or supporting the foregoing; and (f) all collateral security and guarantees of any kind given by any other person with respect to any of the foregoing.

      1.2 "Account Debtor" shall mean the party who is obligated on or under any Account or contract right.

      1.3 "Borrower's Loan Account" shall mean the account on the books of Bank with respect to Borrower in which Bank will record advances under the Revolving Line, payments received thereon and other appropriate debits and credits as provided by this Agreement.

      1.4 "Collateral" shall mean any and all personal, real or intangible property of Borrower in which Bank, by this Agreement or any other agreement, now or hereafter acquires a security interest or other rights or interests as security for the Borrower's Liabilities, including, without limitation, Borrower's obligations under the Revolving Note, the Term Note and this Agreement.

      1.5 "Debt" means (i) all indebtedness for borrowed money; (ii) obligations to pay the deferred purchase price of property or services;
 (iii) obligations under leases which are required to be accounted for as capital leases under GAAP; (iv) outstanding non-contingent obligations of Borrower to reimburse any other Person in respect of a letter of credit or similar instrument, (v) debt secured by a lien on any asset of Borrower, whether or not Borrower has personal liability for the repayment of such debt, and (vi) all other obligations which constitute indebtedness under GAAP.

      1.6 "Debt Service of Borrower" for any calculation period shall mean the sum of (i) the current maturities of Debt and (ii) the interest expense of Borrower, in each case for such calculation period.

      1.7 "Debt to EBITDA Ratio" shall be defined as the ratio of (a) Borrower's total Debt excluding Subordinated Debt to (b) Borrower's EBITDA.

      1.8 "Default Rate" shall mean the lesser of the Maximum Rate and five percentage points (5%) in excess of the Compass Bank Index Rate.

      1.9 An "Eligible Account" shall mean an Account which meets each of the following requirements:

            (a) it arises from the sale of goods or from services rendered, such goods have been shipped or delivered to the Account Debtor under such Account and such services have been fully performed and have been accepted by the Account Debtor, and the Borrower's full right to payment for all sums due from such Account Debtor with respect to such Account shall have been earned and then be due and payable;

            (b) it is a valid and legally enforceable obligation of the Account Debtor thereunder according to its express terms, and is not subject to any offset, counterclaim, cross-claim, or other defense on the part of such Account Debtor denying liability thereunder in whole or in part;

            (c) it is not subject to any mortgage, lien, security interest, or similar adverse rights or interests whatsoever other than the security interest in favor of Bank hereunder;

            (d) it is evidenced by an invoice, dated the date of shipment and having payment terms acceptable to Bank, rendered to such Account Debtor, and not evidenced by an instrument or chattel paper;

            (e) it is not owing by an Account Debtor whose obligations Bank, acting in its sole discretion, shall have notified Borrower are not deemed to constitute an Eligible Account;

            (f) it is not due from an affiliated corporation or entity, subsidiary corporation or entity, parent corporation or entity, stockholder, officer, director or employee of Borrower or any such affiliate, subsidiary, or parent corporation or entity; or any individual or entity affiliated or related to any of the foregoing, whether by blood, marriage, or otherwise;

            (g) it does not constitute retainages, progress billings, or deferred payments under a contract not fully performed;

            (h) it does not constitute, in whole or in part, interest or finance charges on outstanding balances;

            (i) it is an Account with respect to which no return, repossession, rejection, cancellation, or repudiation shall have occurred or have been threatened;

            (j) it is an Account with respect to which the Borrower continues to be in full conformity with the representations, warranties, and covenants of Borrower made with respect thereto;

            (k) it is not subject to any sales terms, trial terms, sales-or-return terms, consignment terms, guaranteed sales performance or warranties or representations relating to minimum sales volume, C.O.D. terms, or similar terms or conditions;

            (l) it is not an Account subject, in whole or in part, to any "bill and hold" or similar arrangement pursuant to which the invoice is delivered prior to the actual delivery of the sold or leased goods or the performance of the services;

            (m) it is not an Account with respect to which ninety (90) days or more shall have passed since the invoice date;

            (n) it is not owed by any Account Debtor with respect to which ten percent (10%) or more of its total Accounts owing to the Borrower remain unpaid after ninety (90) days from the due date;

            (o) it is not owed by an Account Debtor that is not an individual residing in the United States or a corporation or partnership organized and validly existing under the laws of a state within the United States, unless payment is secured by a letter of credit or other credit support acceptable to Bank;

            (p) it is not an Account as to which Borrower or any other party to such Account is in default or is likely to become in default in the performance or observance of any of the terms thereof;

            (q) it is not an Account owed by an Account Debtor whose account balance exceeds twenty-five percent (25%) of the total of Borrower's aggregate accounts receivable, except to the extent of the Eligible Accounts of such Account Debtor that do not exceed twenty-five percent (25%) of the total of Borrower's aggregate accounts receivable, or except as expressly permitted from time to time by Bank in its sole discretion;

            (r) it is not an Account in which the Account Debtor is the United States of America or any department, agencies, or instrumentality thereof, unless Borrower assigns its rights to payment of such Account to Bank, in form and substance satisfactory to Bank, and so as to comply with all requirements of the law.

      1.10 "Eligible Inventory" shall mean Borrower's Inventory, located in Texas, meeting each of the following requirements:

            (a) it is not private label or styled type or otherwise subject to special marketing conditions or marketability limitations judged by the Bank, in its sole discretion, to be unacceptable;

            (b) it does not include any shipping or packaging materials nor work in process;

            (c) it is not slow-moving, defined as inventory which turns less than once in three hundred sixty-five (365) days;

            (d) it is not materials or supplies used or to be used, or consumed or to be consumed in the normal course of business of Borrower;

            (e) it is new and unused, is free of defects and is not obsolete;

            (f) it is owned by Borrower; and

            (g) it is not subject to any lien or security interest whatsoever other than the security interest in favor of Bank hereunder.

      The value of all Eligible Inventory shall be determined on the basis of any and all factors and criteria as the Bank (in its sole discretion and without reference to any standards of reasonableness) shall deem appropriate, including, without limitation, that unless the Bank shall determine that some other basis is more appropriate, such value shall be determined on the basis of the lower of cost or market value, net of all handling charges, taxes, assessments, and interest and finance charges.

      1.11 "Equipment" shall mean any "equipment" as such term is defined in Section 9.109(2) of the Texas Business and Commerce Code, as in effect from time to time, now owned or hereafter acquired by Borrower and, in any event, shall include, without limitation, the items described in Exhibit A attached hereto and made a part hereof and all other machinery, equipment, furnishings, fixtures, leasehold improvements, vehicles and computers and other electronic data processing and other office equipment now owned or hereafter acquired by Borrower and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

      1.12 "EBITDA" shall mean, for the twelve month period preceding any date of determination, net income (or net loss) plus the sum of (i) net interest expense, (ii) income tax expense, (iii) depreciation expense,
 (iv) amortization expense, (v) non-cash write downs or write-offs of assets (to the extent such items are included in the determination of net income);
 (vi) pre-tax losses on the sale of assets, and (vii) losses attributable to any unconsolidated Operating Affiliate less the sum of (i) pre-tax gain on the sale of assets, (ii) non-cash write-ups of assets (to the extent such items are included in the determination of net income), (iii) losses properly attributable to minority interests, if any, in any Operating Affiliate, (iv) equity interest in earnings attributable to any unconsolidated Operating Affiliate, and (v) income tax benefits.

      1.13 "Fixed Charge Coverage Ratio" means with respect to the Borrower for any calculation period, the ratio of (i) EBITDA plus interest and rent expense for the calculation period,less any dividends or other distributions made by Borrower during the calculation period to (ii) Total Debt Service for such period.

      1.14 "GAAP" shall mean generally accepted accounting principles, consistently applied.

      1.15 "General Intangibles" shall mean all general intangibles of Borrower, whether now owned or hereafter created or acquired, including, without limitation, all choses in action, causes of action, corporation or other business records, deposit accounts, inventions, designs, patents, patent applications, trademarks, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, rights to royalties, blueprints, drawings, confidential information, catalogs, sales literature, video tapes, consulting agreements, employment agreements, customer lists, tax refund claims, computer programs, insurance policies, deposits with insurers, all claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Accounts by an Account Debtor, all rights to indemnification and all other intangible property of every kind and nature (other than Accounts).

      1.16 "Guarantor" shall mean Brad Jacoby.

      1.17 "Highest Lawful Rate" means the maximum non-usurious interest rate (computed on the basis of a year of 365 or 366 days, as applicable) that at any time or from time to time may be contracted for, taken, reserved, charged or received on amounts due to Bank, under laws applicable to Bank that are presently in effect or, to the extent allowed by law, under such applicable laws which allow a higher maximum non-usurious rate than applicable laws now allow.

      1.18 "Insolvency" of any Obligor or any other person or entity shall mean that there shall have occurred with respect to that person or entity one or more of the following events: death, dissolution, termination of existence, liquidation, insolvency, appointment of a receiver, liquidator, fiscal agent, or trustee of any part of the property of assignment for the benefit of creditors by or against such person or entity, or institution of any action or proceeding with respect to such person or entity under or pursuant to any insolvency laws relating to the relief of debtors by or against any such person or entity, institution of proceedings in bankruptcy or with respect to the readjustment of indebtedness, reorganization, composition, or extension by or against such person or entity (including, without limitation, under or pursuant to the United States Bankruptcy Code, as amended, or under any similar law at any time enacted).

      1.19 "Inventory" shall mean inventory (as defined in the Uniform Commercial Code as enacted in the State of Texas, or in any other applicable jurisdiction), wherever located, including, without limitation, all and related merchandise and other personal property now owned or hereafter acquired by Borrower which are held for sale or lease, or are furnished or to be furnished under a contract of service or are raw materials, work in process, or materials or supplies used or to be used, or consumed or to be consumed, in Borrower's business, and all shipping and packaging materials relating to any of the foregoing.

      1.20 "Liabilities" shall mean any and all liabilities, obligations, and indebtedness of Borrower to Bank of every kind and description, direct or indirect, absolute or contingent, matured or unmatured, primary or secondary, whether as principal obligor or guarantor, liquidated or unliquidated, due or to become due, now existing or hereafter arising, and whether arising directly or acquired from others, regardless of how such Liabilities arise or by what agreement or instrument they may be evidenced or whether the foregoing Liabilities include obligations to perform acts and refrain from taking actions as well as obligations to pay money. Without limiting the foregoing, Liabilities specifically include Borrower's obligations evidenced by the Revolving Note and the Term Note.

      1.21 "Loans" shall mean the advances made by Bank to Borrower pursuant to the Revolving Line and the Term Loan.

      1.22 "Notes" shall mean, collectively, the Revolving Note and the Term
 Note.

      1.23 "Operating Affiliates" means each Affiliate of the Borrower in the businesses of manufacturing or fabricating circuit boards or other electronic components.

      1.24 "Person" shall mean any individual, partnership, joint venture, association, corporation, trust or other entity.

      1.25 "Proceeds" shall mean all forms of payment received by or due to the Borrower from the collection of Accounts or sale, lease, exchange, collection, or other disposition of inventory or other property constituting Collateral hereunder and any and all claims against any third party for loss or damage to any Collateral, including insurance claims, and further, without limiting the generality of the foregoing, Proceeds shall include all Accounts, checks, cash, money orders, drafts, chattel paper, instruments. notes, or other documents evidencing payment obligations to the Borrower for sale or exchange of Collateral.

      1.26 "Security Documents" shall mean this Agreement, the Guaranty and any other document securing the payment of any of the Liabilities.

      1.27 "Subordinated Debt" shall mean all debt of Borrower to its subordinated creditors that has been subordinated to the Liabilities pursuant to a subordination agreement or agreements between Bank and such subordinated creditors satisfactory to Bank in form and content.

      1.28 "Total Debt Service" shall mean, with respect to any calculation period, the sum of (i) current maturities of Debt and (ii) the interest expense of Borrower (excluding interest on Subordinated Debt) in each case for such calculation period.

      1.29 "Term Note" shall mean the promissory note evidencing the Term
 Loan.

      1.30 "Working Capital" shall mean Borrower's total current assets less Borrower's total current liabilities, determined in accordance with GAAP.

      Any terms used to describe Bank's security interest hereunder not specifically defined herein shall have the meaning and definition given those terms under the Texas Uniform Commercial Code as in effect from time to time.


      SECTION 2. Borrower's Representations. Warranties. and Covenants.
                 ------------------------------------------------------
      To induce Bank to enter into this Agreement, Borrower represents, warrants, and covenants as follows:

      2.1 Borrower (a) is a duly organized corporation, which is validly existing under the laws of the State of Texas, (b) is duly qualified (and will remain so qualified) in Texas and in every other state in which it is doing business or in which the failure so to qualify would or could have a material adverse effect on its business or properties or Bank, and (c) has all necessary power and authority to own its assets and conduct its business as now conducted or presently proposed to be conducted.

      2.2 The execution, delivery, and performance hereof and of all other agreements or instruments contemplated hereby are within Borrower's corporate powers, have been duly authorized, and are not in contravention of the law or the terms of Borrower's articles of incorporation or other formation papers. The execution, delivery, and performance hereof and of all other agreements or instruments contemplated hereby are not in contravention of any indenture. agreement, or undertaking to which any Obligor is a party or by which any Obligor or any of its properties is bound. This Agreement, the Revolving Note, the Term Note, the Guaranty executed by Guarantor and all other agreements and instruments executed by each of the Obligors in connection herewith or in connection with the Loans have been validly executed and delivered by each, as applicable, and constitute legal, valid, and binding obligations of each of the Obligors enforceable against each in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally.

      2.3 Except for the security interest granted hereby or by any other document executed in favor of Bank, Borrower is and, as to Accounts, Inventory, Equipment and other Collateral arising or to be acquired after the date hereof, shall be the sole and exclusive owner of the Accounts, Inventory, Equipment and each and every other item of Collateral, free from any lien, security interest, or encumbrance, and Borrower shall defend its Accounts, Inventory, Equipment and each and every other item of Collateral, and all Proceeds and products thereof, against all claims and demands of all persons at any time claiming the same or any interest therein adverse to Bank.

      2.4 Borrower will promptly pay all taxes or charges levied on or with respect to the Collateral, and will at all times keep the Accounts, Inventory, Equipment and each and every other item of Collateral free and clear of all liens, claims, charges, security interests, and encumbrances whatsoever, other than the security interest granted hereby or by any other document executed in favor of Bank. Borrower agrees to take all actions that Bank may request to establish and maintain a valid security interest in the Accounts, Inventory, Equipment, and each and every other item of Collateral, free and clear of all other liens, claims, charges, security interests, and encumbrances whatsoever. If such taxes or other assessments remain unpaid after the date fixed for the payment of same, or if any lien, charge, claim, security interest, or encumbrance shall arise, or be claimed or asserted with respect to the Accounts, Inventory, Equipment, or any other item of Collateral, Bank may, without notice to Borrower, pay such taxes, assessments, charges, or claims, and take any and all other actions (including the payment of money) deemed desirable by Bank to remove any such lien, charge, claim, security interest, or encumbrance, and Borrower agrees that the amounts thereof shall be charged to Borrower's Loan Account created hereby and shall bear interest at the rate of interest then borne by Borrower's obligations under the Revolving Note. Notwithstanding the other provisions of this Section 2.4, nothing herein shall require the payment or discharge of any such taxes or assessments so long as Borrower (a) shall, in good faith, and at its own expense, contest the same or the validity thereof by appropriate legal proceedings diligently pursued; and (b) shall, at Bank's option, post a bond or provide other security deemed equivalent by Bank to cover or secure payment of such taxes or assessments.

      2.5 Borrower will not sell, transfer, lease, otherwise dispose of or suffer to exist any lien, charge, claim, security interest, or encumbrance (except for those in favor of Bank) with respect to any of the Collateral or any interest therein (or any of the Proceeds thereof, whether money, checks, money orders, drafts, notes, instruments, documents, chattel paper, Accounts, returns, or repossessions), except for the sale of Inventory in the ordinary course of business, without Bank's prior written consent.

      2.6 At the time any Account becomes subject to a security interest in favor of Bank, said Account shall be a good and valid Account representing an undisputed, bona fide indebtedness incurred by the Account Debtor named therein, for merchandise theretofore shipped or delivered pursuant to a purchase order issued by such Account Debtor; there shall be no set-offs, counterclaims, or disputes against any such Account; and Borrower shall be the lawful owner of all such Account and shall have good right to subject the same to a security interest in favor of Bank. No such Account shall be sold, assigned, or transferred to any person other than Bank or in any way encumbered except to Bank, and Borrower shall defend the same against the lawful claims and demands of all persons. If any Account shall be in violation of any one or more of the warranties expressed in this section, it shall not be deemed an Eligible Account or constitute an Event of Default for purposes of this Agreement.

      2.7 At the time Borrower pledges, sells, assigns, or transfers to Bank any instrument, document of title, security, chattel paper, or other property, or any interest therein, Borrower shall be the lawful owner thereof and shall have good right to pledge, sell, assign, or transfer the same; none of such property shall have been pledged, sold, assigned, or transferred to any person other than Bank or in any way encumbered, and Borrower shall defend the same against the lawful claims and demands of all persons.

      2.8 The office of Borrower at which Inventory and other tangible Collateral is located and records of Borrower pertaining to Accounts are kept is 901 Hensley Lane, Wylie, Texas 75098. Borrower shall not change such office without Bank's written consent, which shall not be unreasonably withheld, conditioned or delayed, and, prior to making such change, Borrower agrees to execute any additional financing statements or other documents or notices that Bank may require.

      2.9 Subject to any limitations stated therein or in connection therewith, (a) all balance sheets, earnings statements, and other financial data which have been or may hereafter be furnished to Bank to induce it to enter into this Agreement, or otherwise furnished in connection herewith, do or shall fairly represent the financial condition and results of operations of Borrower (or other entity, as applicable), as of the dates and for the periods for which the same are furnished, in accordance with generally accepted accounting principles consistently applied, (b) all balance sheets, income statements and other financial data of the other Obligors which have been or may hereafter be furnished to Bank do or shall fairly represent the financial condition of such Obligors as of the date and for the period for which the same are furnished, and (c) all other information, reports, and other papers and data furnished to Bank shall be accurate, as of the relevant date, and correct in all material respects and complete insofar as completeness may be necessary to give Bank a true and accurate knowledge of the subject matter.

      2.10 There are no actions, suits, or proceedings pending or, to the knowledge of the Borrower, threatened against the Obligors at law, or in equity, or by or before any governmental department, commission, board, bureau, agency, or instrumentality, or any arbitrator, that are not at least eighty percent (80%) covered by insurance or which involve in the aggregate as to any one Obligor more than Twenty Five Thousand Dollars ($25,000.00).

      2.11 Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying "margin" stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221), as amended from time to time ("Regulation U"). No funds borrowed pursuant to this Agreement shall be used for the purpose, whether immediate, incidental, or ultimate, of purchasing or carrying within the meaning of Regulation U, any "margin stock" as defined therein, unless exempt under Regulation U.

      2.12 Each of the Obligors is solvent, having assets of a value that exceeds the amount of its or his respective liabilities. Borrower anticipates, and to Borrower's knowledge each other Obligor anticipates, that it or he will be able to meet its or his debts as they mature. Borrower has adequate capital to conduct the business in which it is engaged. The acceptance by Borrower of advances hereunder shall be deemed to be a representation and warranty to Bank that Borrower and Guarantor are solvent at the time of such advance, and otherwise that the representations and warranties of Borrower in this Agreement as amended from time to time are true and correct as if made again on the date of such advance.

      2.13 Neither this Agreement nor any document, certificate, or statement furnished to Bank by or on behalf of Obligors pursuant to or in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading. There is no fact known to Borrower that materially and adversely affects, or will materially and adversely affect, the assets, business, operations, or condition of Obligors that has not been specifically set forth in this Agreement or otherwise disclosed by Obligors to Bank in writing.

      2.14 Borrower will give Bank thirty (30) days prior written notice of any change of any of Borrower's name and will execute and deliver to Bank all financing statement amendments and other documents requested by Bank prior to such name chance becoming effective.


      SECTION 3. Bank's Agreement to Make Loan.
                 ------------------------------

      3.1 Subject to the terms and conditions of this Agreement, and so long as no Event of Default or event which with notice or the passage of time would constitute an Event of Default, as defined below or under any other document or instrument executed in connection herewith shall have occurred or be continuing:

            (a) Bank shall make the Term Loan to Borrower promptly following the full execution of this Agreement.

            (b) From the date hereof until October 31, 2006, or such future date to which the expiration date of the Revolving Note may be extended (the "Revolving Line Termination Date"), Bank agrees to extend to Borrower an open-end credit line on the basis of the following advance formula (the "Borrowing Base"):

                  (i) eighty percent (80%) of the value of Borrower's
            Eligible Accounts; plus

                  (ii) fifty percent (50%) of Borrower's Eligible Inventory,

 provided, however, that in no event shall the aggregate sum of all advances made by Bank to Borrower under the Revolving Line exceed the Revolving Line Limit as set forth in Subsection 3.1(b). Within such limits, Borrower may borrow, repay, and reborrow under the Revolving Line from the date of this Agreement until the Revolving Line Termination Date.

            (c) The Revolving Line Limit shall be Two Million and No/100 Dollars ($2,000,000.00).

            (d) Each such request by a Borrower for an advance under the Revolving Lineshall be in an amount not less than $15,000 and shall be received by a duly authorized representative of Bank not later than 12:00 p.m., Dallas, Texas time, on the date of the requested advance, which shall be on a Business Day. Further, each such request for advance shall specify: (i) the amount of the requested advance and
      (ii) the proposed date of the advance (which shall be a Business Day). On the date specified for each advance hereunder, subject to the terms and conditions of this Agreement (including, without limitation, that no Event of Default has occurred and is then existing and that no representation or warranty set forth in this Agreement as amended from time to time is then false or untrue), Bank shall make such advances available to the requesting Borrower by depositing the same in immediately available funds, in an account of Borrower maintained with Bank, or by such other means as is acceptable to Bank and Borrower. "Business Day" shall mean a day, other than Saturday or Sunday, when Bank is open for conducting its normal business activities.

      3.2 All borrowings under the Revolving Line shall be evidenced by the Revolving Note and by entering such advances as debits to Borrower's Loan Account. Bank also shall record in Borrower's Loan Account other charges, expenses, and items properly chargeable to Borrower hereunder, all payments made by Borrower on account of its indebtedness hereunder, and other appropriate debits and credits. The debit balance of Borrower's Loan Account shall reflect the amount of Borrower's indebtedness under the Revolving Line from time to time hereunder. Notwithstanding the foregoing, no failure by Bank to properly reflect any advance actually made or any such charge. expense, or item actually incurred in Borrower's Loan Account shall relieve Borrower from its true and correct obligations with respect thereto. At least once each month, Bank shall render a statement of account for Borrower's Loan Account. Each such statement shall be considered correct and accepted by Borrower and conclusively binding upon Borrower except to the extent that Bank receives a written notice of Borrower's exceptions within thirty (30) days after such statement has been mailed by ordinary mail to Borrower.

      3.3 If at any time the outstanding balance of Borrower's Loan Account exceeds the lesser of (i) its Borrowing Base or (ii) the Revolving Line Limit, then Borrower shall remit to Bank, within five (5) days after Bank makes demand therefor, immediately available funds sufficient to eliminate such excess. If Borrower fails to remit to Bank good funds sufficient to eliminate such excess within such time period, Bank may, without further notice to or demand on Borrower, at Bank's option (in addition to and without waiving any and all other rights and remedies of Bank) apply against such excess (x) any collections on and Proceeds from Accounts forwarded to Bank and/or in Bank's possession; (y) any other property of Borrower and the Proceeds thereof now or hereafter held by Bank: (whether for safekeeping, custody, pledge, transmission, collection or otherwise); and (z) Borrower's deposit balances (general or special) and credits with Bank. Borrower shall repay to Bank on the Revolving Line Termination Date the aggregate amount in Borrower's Loan Account at the close of business on the Revolving Line Termination Date.

      3.4 In the event that the availability of advances under the Revolving Note expires by the terms of this Agreement, or by the terms of any agreement extending the expiration date of this Agreement, Bank may, in its sole discretion, make requested advances; however, it is expressly acknowledged and agreed that, in such event, Bank shall have the right, in its sole discretion, to decline to make any requested advance and may require payment in full of Borrower's Loan Account without prior notice to Borrower and the making of any such advances shall not be construed as a waiver of such right by Bank.

      3.5 All funds borrowed under the Revolving Note shall be used for working capital and general corporate purposes. All funds borrowed pursuant to the Term Loan shall be used to refinance certain indebtedness of Borrower to Inwood Bank and to reduce the present balance of principal and accrued interest owing under the Revolving Note.

      3.6 Borrower shall pay interest on the principal amount of the Revolving Line and the Term Note from time to time at the per annum interest rate set forth in the Revolving Note or the Term Note, as applicable, but in no event shall the interest rate exceed the Maximum Rate. All payments of principal and interest that are past due shall, at the option of Bank, bear interest at a per annum interest rate equal to the Default Rate.

      3.7 In consideration of Bank's commitment to make the Term Loan in accordance with the terms of this Agreement and Bank's incurring certain administrative expenses, Borrower agrees to and shall pay to Bank on the date hereof in good and immediately available funds, a nonrefundable $1,500 commitment/administrative fee. Nothing in this Section shall be deemed to extend the duration of the Loans beyond the times noted in Section 14 hereof.


      SECTION 4. Inspection of Records: Further Assurance.
                 -----------------------------------------

      4.1 Borrower shall, prior to the funding of the Term Loan or any advance pursuant to the Revolving Line, and as requested by Bank thereafter, but in no event more often than once every twelve (12) calendar months, allow Bank, by or through any of its officers, agents, employees, attorneys, or accountants (i) to examine, inspect, or make extracts from Borrower's books and records; (ii) to analyze financial statements; and (iii) to arrange for verification of Accounts and other Collateral under reasonable procedures, directly with Account Debtors or by other methods (all the foregoing collectively referred to as "Audits"). Audits by Bank may be at any time during normal business hours after at least one Business Day after Borrower's receipt of notice of such Audit. Borrower shall pay Bank reasonable audit fees and expenses to compensate Bank for its costs associated with Bank's audits, not to exceed $2,000.00.

      4.2 Borrower shall do, make, execute and deliver all such additional and further acts, things, deeds, assurances and instruments which Bank may require more completely to vest in and assure to Bank its rights hereunder or in any Collateral.


      SECTION 5. Security Interest of Bank in Collateral.
                 ----------------------------------------

      5.1 Subject to the provisions of Section 5.5 below, as security for the payment and performance of all Liabilities, Bank shall have and is hereby granted a continuing lien on, a security interest in and a right of set-off against the following Collateral:

            (a) all Accounts of Borrower, whether now or hereafter existing, created, arising or acquired;

            (b) all Equipment of Borrower, whether now or hereafter existing, created, arising or acquired;

            (c) all Inventory of Borrower, whether now or hereafter existing, created, arising or acquired;

            (d) all General Intangibles of Borrower, whether now or hereafter existing, created, arising, or acquired;

            (e) all contract rights, chattel paper, documents, documents of title, warehouse receipts, bills of lading, notes, and notes receivable instruments of Borrower, whether now or hereafter existing, created, arising, or acquired;

            (f) all goods, instruments, notes, notes receivable, documents, documents of title, warehouse receipts, bills of lading, certificates of title, policies and certificates of insurance, securities, chattel paper, deposits, cash and other property now or hereafter owned by Borrower or in which it now or hereafter has an interest, which are now or may hereafter be in the possession of or deposited with Bank, or which are otherwise assigned to Bank, or as to which Bank may now or hereafter control possession by documents of title or otherwise;

            (g) all books and records now owned and hereafter acquired relating to any other Collateral and all files, correspondence, computer programs, tapes, disks and related data processing software owned by Borrower or in which Borrower has an interest that contains information concerning or relating to any of the other Collateral or any item thereof; and

            (h) all Proceeds and products of all of the foregoing, including, without limitation, insurance proceeds.

 No submission by Borrower to Bank of any schedule or other particular identification of Collateral shall be necessary to vest in Bank a security interest in each and every item of Collateral now existing or hereafter acquired, but rather, such security interest shall vest in Bank immediately upon the creation or acquisition of any item of Collateral, without the necessity for any other or further action by Borrower or Bank.

      5.2 To the extent applicable, the Texas Business and Commerce Code governs the security interests provided for herein. In connection therewith Borrower shall take such steps and execute and deliver such financing statements and other papers as Bank may from time to time request.

      5.3 If, by reason of location of Collateral or otherwise, the creation, validity, or perfection of security interests provided for herein are governed by the law of a jurisdiction other than Texas, Borrower shall take such steps and execute and deliver such papers as Bank may from time to time request to comply with the Uniform Commercial Code or any other applicable law. Borrower hereby appoints and empowers Bank, or any employee of Bank which Bank may designate for the purpose. as attorney-in-fact, to execute on its behalf any financing statements which, in Bank's sole judgment, are necessary to be filed in order to perfect or preserve the perfection of Bank's security interests granted hereby.

      5.4 As additional security for the payment and performance of the Term Note, Guarantor shall guarantee the payment and performance of the Term Note pursuant to the provisions of, and subject to the limitations set forth in, the Guaranty executed by Guarantor contemporaneously with the execution hereof.

      5.5 Notwithstanding anything to the contrary contained in Section 5.1:
 (a) the Collateral described in subsections (a), (c), (d), (e) and (f) of
 Section 5.1, the items described in subsection (g) of Section 5.1 relating thereto and the Proceeds thereof (collectively, the "Revolving Line Collateral") shall secure only the indebtedness under the Revolving Line and related documents and (b) the Collateral described in subsection (b) of
 Section 5.1, the items described in subsection (g) of Section 5.1 relating thereto and the Proceeds thereof (collectively, the "Term Note Collateral") shall secure only the indebtedness under the Term Note and related documents. Any and all enforcement rights of Bank under any of the Loan Documents relating to the "Collateral" shall only refer to the enforcement rights of Bank to the Revolving Line Collateral after an Event of Default relating to the Revolving Line, or the enforcement rights of Bank to the Term Note Collateral after an Event of Default relating to the Term Loan.


      SECTION 6. Collection of Accounts.
                 -----------------------

      6.1 (a) Upon the occurrence and during the continuance of any Event of Default (a "Default Period"), Bank may require Borrower to establish a Special Remittance Account at Bank and shall cause all of the Accounts Receivable to be paid by the Account Debtors into such Special Remittance Account. In the event any payments on the Accounts Receivable are made to Borrower during a Default Period, Borrower shall notify Bank of such collections as are received and shall hold the Proceeds received from such collections in trust for Bank without commingling the same with other funds of Borrower and shall turn the same over to Bank immediately upon receipt in the identical form received. Proceeds so transmitted to Bank shall be deposited into the Special Remittance Account.

            (b) Bank may apply against the outstanding balance of Borrower's Loan Accountor the outstanding balance of the Term Note from time to time any collections on and Proceeds from Accounts Receivable forwarded to Bank and/or in Bank's possession (including, without limitation, any such collections and Proceeds in any lock-box, the Special Remittance Account or any operating or other account maintained or to be maintained by or for Borrower at Bank). Nothing herein shall be deemed to diminish or limit any of Bank's rights or remedies under applicable law or Section 3.3, Section 10, Section 11, or any other Section of this Agreement or otherwise. If no Event of Default has occurred or is continuing hereunder and if there is no excess outstanding balance in Borrower's Loan Account required to be paid by Borrower under Section 3.3 hereof, Bank may, at its option, deposit any or all collections on and Proceeds from Accounts Receivable in Bank's possession into Borrower's operating account maintained and to be maintained at Bank. Bank shall not be required to credit Borrower's Loan Account with the amount of any check or other instrument constituting provisional payment until Bank has received final payment thereof at its office in cash or solvent credits accepted by Bank.

            (c) Borrower shall provide notice to all Account Debtors to remit payments during any Default Period to the Special Remittance Account. Upon the occurrence of an Event of Default, Borrower shall notify the Account Debtors of the security interest of Bank in the Accounts and shall instruct Account Debtors to remit payments directly to Bank, and Bank may itself so notify Account Debtors.

      6.2 Borrower agrees that no court action or other legal proceeding or garnishment, attachment, repossession of property, or any other attempt to repossess any merchandise covered by an Account shall be attempted by Borrower except by or under the direction of competent legal counsel. Borrower hereby agrees to indemnify and hold the Bank harmless for any loss or liability of any kind or character which may be asserted against Bank by virtue of any suit filed, process issued, or any repossession or attempted repossession done or attempted by Borrower or by virtue of any other endeavors which Borrower may make to collect any Accounts or repossess any such merchandise.


      SECTION 7. Affirmative Covenants.
                 ----------------------

      Until all indebtedness of Borrower to Bank has been paid and all Liabilities have been satisfied, Borrower shall furnish or cause to be furnished to Bank:

      7.1 (a) As soon as available, and in any event within 30 days following the end of each calendar quarter, internally prepared financial statements for Borrower, signed by a duly authorized representative, and showing the results of its operations during such calendar quarter, which statements shall include, but shall not be limited to, an income statement and a balance sheet, and such other statements as Bank may reasonably request.

            (b) As soon as available and in any event within 30 days from the end of each calendar quarter, a Compliance Certificate in the form attached to this Agreement as Exhibit "B" for the calendar quarter having then ended.

            (c) As soon as available, and in any event within 30 days following the end of each calendar month, an inventory report as of the last day of the preceding month in form acceptable to Bank and reports (including agings) in form acceptable to Bank of the accounts receivable and the accounts payable of Borrower as of the last day of the immediately preceding calendar month, showing the period of time which has elapsed with respect to such accounts receivable and accounts payable since the invoice date with respect thereto.

            (d) Together with each request for an advance, or if not previously furnished, within 30 days following the end of each calendar month, a Borrowing Base Report in form approved by Bank, as of the last day of the immediately preceding calendar month signed by an authorized officer of Borrower.

            (e) As soon as available, and in any event, within 90 days following the end of each calendar year, a personal financial statement for Guarantor, showing his financial condition at the close of such year, which financial statement shall be signed by Guarantor, shall be complete and correct in all material respects, and shall include, but shall not be limited to, a balance sheet, a statement of contingent liabilities; and such other statements as Bank may request.

            (f) As soon as available, and in any event within 30 days after the filing thereof, a copy of the federal income tax returns of all Obligors and all requests for extensions to the filing thereof.

            (g) As soon as available, and in any event within 120 days following the end of Borrower's fiscal year, a financial statement for Borrower, prepared by a firm of independent and certified public accountants reasonably acceptable to Bank, showing the financial condition of Borrower at the close of such fiscal year and the results of its operations during such fiscal year, which financial statement shall be materially complete and correct, prepared in accordance with generally accepted accounting principles consistently applied, and shall include, but shall not be limited to, an operating statement, income statement, balance sheet, reconciliation of equity amounts, a source and application of funds report, and such other matters as Bank may reasonably request.

            (h) Such other documents, instruments, data, or information of any type reasonably requested by Bank.

      7.2 Borrower shall (a) have and maintain at all times general liability insurance and workers' compensation insurance and, with respect to Collateral and other substantial assets of Borrower, "all risk" property insurance and insurance against other risks customarily insured against by companies engaged in similar business to that of Borrower, in each case containing such terms, in such form and amount, for such periods, and written by such companies as may be satisfactory to Bank; (b) furnish to Bank, upon request, certificates evidencing the foregoing insurance coverage; and (c) cause Bank, to be named as (i) an additional insured on all of Borrower's liability insurance policies, and (ii) loss payee as to all property insurance pursuant to mortgagee or loss payable endorsements in form acceptable to Bank. All insurance proceeds, payments and other amounts paid to or received by Bank under or in connection with any and all such policies may be retained by Bank in whole or part as additional Collateral for the Liabilities and/or, at Bank's option, be applied in whole or part to the payment of such of the Liabilities as shall then be due, and/or, at Bank's option, be held (in the Special Remittance Account or another special account in which neither Borrower nor any Guarantor shall have an interest) for application to Liabilities not yet due and be applied to such Liabilities as and when the same shall come due, in such order as Bank may determine in its sole discretion. All insurance policies shall provide for a minimum of ten (10) days' written cancellation notice to Bank and, at Bank's request, all such policies shall be delivered to and held by Bank.
 In the event of failure to provide and maintain insurance required by this Agreement, Bank may, at its option, provide such insurance and charge the costs and expenses incurred to Borrower. Bank is hereby made attorney-in-fact for Borrower to (i) obtain, adjust and settle, in its sole discretion, such insurance, and (ii) endorse any drafts or checks issued in correction with such insurance.

      7.3 Borrower shall maintain with Bank its primary operating and depository accounts ("Depository Accounts"), and Bank, at Bank's option, may make all advances hereunder into Borrower's Depository Accounts, and Borrower expressly agrees that Bank may, following an Event of Default or an event which following notice or the passing of a cure period would constitute an Event of Default, debit against any such Depository Accounts any and all sums, amounts, charges. and payments due under or in connection with the Loans and/or the Notes.

      7.4 Borrower does and shall at all times comply with all present and future laws, ordinances, rules, and regulations (of any governmental authority or entity) applicable to, governing or affecting Borrower, its operations, its property, the Collateral, or any part of any of the foregoing, and shall immediately notify Bank of any and all alleged or asserted violations of any such law, ordinance, or regulation.

      7.5 Obligors shall at the time of their first knowledge or notice immediately notify Bank in writing of (i) the occurrence of any event or the existence of any event, circumstance, or condition which constitutes or upon notice or lapse of time would constitute an Event of Default under the terms of this Agreement and (ii) any other information that may adversely affect in any material manner the assets of Obligors including, but not limited to, the filing of any lawsuit against or involving Obligors.

      7.6 BORROWER SHALL INDEMNIFY AND HOLD BANK AND ALL OFFICERS.
 DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS, ATTORNEYS-IN FACT, AND AFFILIATES OF BANK (EACH SUCH PERSON AN "INDEMNITEE ") HARMLESS FROM ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS. JUDGMENTS, SUITS, COSTS, EXPENSES, AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER, INCLUDING, WITHOUT LIMITATION. REASONABLE ATORNEYS' FEES AND DISBURSEMENTS, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN ANY
 WAY CONNECTED WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF
 THIS AGREEMENT OR ANY OTHER SECURITY DOCUMENT, (ii) THE PERFORMANCE BY
 THE PARTIES TO THE SECURITY DOCUMENTS OF THEIR RESPECTIVE OBLIGATIONS THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY,
 OR (iii) THE ENFORCEMENT OF THIS AGREEMENT OR THE OTHER SECURITY DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY MATTER ARISING BY REASON OF ANY DEFENSE, SET-OFF, COUNTERCLAIM, RECOUPMENT, OR REDUCTION OF LIABILITY WHATSOEVER OF THE OBLIGOR UNDER ANY CONTRACT, AGREEMENT, INTEREST, OR OBLIGATION WHICH GIVES RISE TO ANY ACCOUNT CONSTITUTING PART OF THE COLLATERAL, AS THE
 RESULT OF A BREACH BY BORROWER OF ANY OBLIGATION THEREUNDER OR OF ANY OTHER AGREEMENT, INDEBTEDNESS, OR LIABILITY AT ANY TIME OWING TO OR IN FAVOR
 OF ANY SUCH OBLIGOR FROM BORROWER, SUCH OBLIGATIONS OF BORROWER BEING ENFORCEABLE AGAINST AND ONLY AGAINST BORROWER AND NOT AGAINST BANK (ALL
 THE FOREGOING IN THIS SECTION, COLLECTIVELY, THE "INDEMNIFIED LIABILITIES"), INCLUDING, WITHOUT LIMITATION, INDEMNIFIED LIABILITIES ARISING FROM THE NEGLIGENCE OF ANY INDEMNITEE; PROVIDED THAT BORROWER SHALL NOT HAVE OBLIGATION UNDER THIS SUBSECTION TO ANY INDEMNITEE WITH RESPECT TO INDEMNIFIED LIABILITIES THAT HAVE RESULTED FROM THE GROSS NEGLIGENCE
 OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR FROM THE BREACH BY SUCH INDEMNITEE OF ITS OBLIGATIONS UNDER ANY SECURITY DOCUMENT. THE
 OBLIGATIONS OF BORROWER UNDER THIS SUBSECTION SHALL SURVIVE THE
 SATISFACTION OF ALL LIABILITIES, THE TERMINATION OF THIS AGREEMENT,
 AND THE NON-ASSUMPTION OF THIS AGREEMENT IN A CASE COMMENCED UNDER TITLE
 11 OF THE UNITED STATES CODE OR OTHER SIMILAR LAW OF THE UNITED STATES,
 THE STATE OF TEXAS, OR ANY OTHER JURISDICTION AND BE BINDING UPON BORROWER AND ANY TRUSTEE, RECEIVER, OR LIQUIDATOR OF BORROWER APPOINTED IN ANY SUCH CASE.

      Nothing in this Section shall be deemed to extend the duration of the Loans beyond the times noted in Section 14 hereof.


      SECTION 8. Negative Covenants.
                 -------------------

      8.1 Borrower shall not change (or permit to be changed) its principal office or move any of the Collateral, except in the ordinary course of business, without (i) at least thirty (30) days prior written notice to Bank, and (ii) prior to making any such change, executing and delivering to Bank any additional financing statements or other documents that Bank may request.

      8.2 Borrower shall not sell, transfer, lease, otherwise dispose of, or suffer to exist, or permit to be sold, transferred, leased, or to exist, any Lien (except as otherwise expressly provided herein) with respect to any of the Accounts, Inventory, Equipment and the other Collateral or any interest therein (or any of the Proceeds thereof, whether money, checks, money orders, drafts, notes, instruments, documents, chattel paper, Accounts, returns, or repossessions) or of any other property of Borrower, except for
 (i) the sale of Inventory in the ordinary course of business; (ii) Liens for taxes, assessments or governmental charges not yet payable; (iii) Liens of landlords and vendors arising in the ordinary course of business for sums not yet due; and (iv) Liens granted to Bank herein.

      8.3 Borrower shall not materially change accounting practices, methods, or standards or the reporting format for any information furnished Bank under the terms and provisions of this Agreement which accounting practices shall conform with generally accepted accounting principles, consistently applied, throughout the term of this Agreement.

      8.4 Borrower shall not incur, create, issue, assume, guarantee, endorse or permit to exist any indebtedness for borrowed money (collectively, "Indebtedness") except:

            (a) Indebtedness of Borrower to Bank provided for in this Agreement;

            (b) any Subordinated Debt to which Bank consents in writing (the Bank's consent is hereby given for the Subordinate Indebtedness, as defined in the Subordination Agreement executed between the parties of even date herewith);

            (c) accrued expenses and trade payables incurred in the ordinary course of business; and

            (d) capital leases and operating leases, including, without limitation, equipment leases, provided that the covenants contained in Section 8.8, 8.9, 8.10 and 8.11 have not, or shall not after the execution and performance of any of the foregoing leases, be violated.

      8.5 Borrower shall not declare, make or pay any dividends, bonuses, or other distributions to any Affiliate, partner or shareholder upon its outstanding shares, if an Event of Default or an event, which following notice or the passage of a cure period, would constitute an Event of Default has occurred, or if the declaration, making or payment of dividends, bonuses or other distribution would cause an Event of Default or an event, which following notice or the passage of time, would constitute an Event of Default to occur. "Affiliate" shall mean any person or entity controlling, controlled by or under common control with, Borrower.

      8.6 Borrower shall not purchase or acquire, directly or indirectly, any shares of stock, evidences of indebtedness, or other securities of any person, corporation, or other entity, except in settlement of customers' Accounts, without the prior written consent of Bank.

      8.7 Borrower shall not (i) liquidate, or discontinue or materially reduce its normal operations with intention to liquidate, or (ii) merge or consolidate with or into any corporation, partnership, or other entity without prior written consent of Bank, (iii) sell, lease, transfer, or otherwise dispose of all or any substantial part of its assets, or (iv) acquire any corporation, partnership, or other entity (or any interest therein), whether by stock or asset purchase or acquisition or otherwise without prior written consent of Bank. Borrower shall not cause, allow, or suffer to occur a change in the nature of Borrower or in the ownership, or senior management of Borrower. Borrower shall not change its name or identity without notifying Bank of such change in writing at least thirty
 (30) days prior to the effective date of such change and Borrower shall take all steps necessary prior to any such change to maintain at all times the validity, perfection, and priority of all Liens contemplated by and created in this Agreement and in the other Security Documents.

      8.8 Borrower shall not make any payment upon any outstanding Subordinated Debt, except that Borrower may make payments of accrued interest on the Subordinated Debt so long as no Event of Default has occurred and is continuing.

      8.9 Borrower shall not cause, allow, or suffer to occur its Working Capital to be less than $1,500,000.00 at any time.

      8.10 Borrower shall not cause, allow, or suffer to occur its Debt to EBITDA Ratio calculated as of the end of each quarter, based on Borrower's total Debt and EBITDA for such calendar quarter and the three preceding calendar quarters, to be more than 3.25 to 1.0.

      8.11 Borrower shall not cause, allow, or suffer to occur its Fixed Charge Coverage Ratio calculated as of the end of each quarter with respect to the prior twelve months to be less than 1.25 to 1.0.

      In computing Borrower's EBITDA for purposes of Sections 8.10 and 8.11, Bank shall give consideration to any reasonable request made by Borrower for the exclusion of non-recurring expenses incurred by Borrower.

      Nothing in this Section shall be deemed to extend the duration of the Loans beyond the times noted in Section 14 hereof.


      SECTION 9. Events of Default: Acceleration.
                 --------------------------------

      After the expiration of thirty (30) days following the receipt of notice by both Borrower and Guarantor, if such event is not cured by such time, then any or all of the liabilities of Borrower to Bank, including, without limitation, the Notes and the Liabilities, shall all be, at the option of Bank and notwithstanding any time or credit allowed by any instrument evidencing a Liability, immediately due and payable without further notice or demand, and the obligation of Bank to make advances hereunder shall immediately cease and terminate upon the occurrence of any of the following, which shall be considered Events of Default:

            (a) default in the payment or performance, when due or payable, of any Liability of Borrower (including, without limitation, the Revolving Note or the Term Note), or of any other Liability or obligation of any Obligor to Bank;

            (b) failure by any Obligor to perform any act or obligation imposed hereby, or in any other agreement to which Bank and any Obligor are parties;

            (c) unless contested as provided herein, failure of Borrower to pay when due any taxes, including without limitation federal income and FICA taxes and state and local sales and property taxes, each with the appropriate taxing authorities and as required by law;

            (d) if any warranty or representation contained herein shall prove false or misleading or if Borrower or any other Obligor makes any other misrepresentation to Bank for the purpose of obtaining credit or any extension of credit;

            (e) failure of Borrower or any other Obligor, after request by Bank, to furnish financial information or to permit the inspection of the books or records or Collateral of Borrower or such Obligor, and such failure continues for fifteen (15) days following the giving of written notice thereof by Bank to Borrower or such Obligor, as applicable;

            (f) issuance of an attachment against any property of Borrower;

            (g) calling of a meeting of creditors, appointment of a committee of creditors or liquidation agents, or offering of a composition or extension to creditors by, for or of Borrower or of any other Obligor;

            (h) bankruptcy or Insolvency of Borrower or of any other Obligor;

            (i) any material change in the control, nature, or executive management of Borrower or its business withoutthe prior written consent of Bank;

            (j) Borrower's failure to maintain any insurance required hereunder or pay any premium on (i) any insurance policy assigned to Bank, or (ii) any insurance covering any Collateral;

            (k) if a judgment against any of the Obligors remains unpaid, unstayed, or undismissed for a period of more than thirty (30) days, unless such judgment becomes final or otherwise enforceable prior thereto;

            (l) violation of any affirmative or negative covenant recited in
      Section 7 or Section 8 hereof or violation and such violation or failure continues fifteen (15) days following the giving of notice by Bank to Borrower;

            (m) if Borrower discontinues doing business without the prior written consent of Bank; or

            (n) if any event occurs that, under any agreement to which any of the Obligors is a party, grants the option to the holder of indebtedness of such Obligor to accelerate such indebtedness.


      SECTION 10. Power to Sell or Collect Collateral: Remedies Cumulative.
                  ---------------------------------------------------------

      10.1 Subject to the provisions of Section 5.5 of this Agreement, upon the occurrence of any one or more of the above Events of Default and at any time thereafter, Bank shall have, in addition to all other rights and remedies, the remedies of a secured party under the Texas Business and Commerce Code (regardless of whether the Uniform Commercial Code has been enacted in the jurisdiction where rights or remedies are asserted), including, without limitation, the right to take possession of the Collateral, and for that purpose Bank may, so far as Borrower can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same therefrom or take possession of same and store same on such premises pending disposition under the terms of this Agreement or applicable law. Bank may require Borrower to assemble the Collateral and make it available to Bank at a place designated by Bank which is reasonably convenient to both parties. Unless the Collateral is perishable or threatens to decline speedily in value or is to a type customarily sold on a recognized market, Bank shall give to Borrower at least ten (10) days' written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made, which time period shall be deemed for all purposes to be commercially reasonable. Bank may, at any time in its discretion, transfer any securities or other property constituting Collateral into its own name or that of its nominee, and receive the income thereon and hold the same as security for the Liabilities or apply it on principal or interest due on Liabilities. Insofar as Collateral shall consist of Accounts, insurance policies, instruments, chattel paper, choses in action, or the like, Bank may demand, collect, receipt for, settle, compromise, adjust, sue for, release, extend the time of payment, make allowances and adjustments, foreclose, or realize upon Collateral as Bank may determine, whether or not Liabilities or Collateral are then due, and for the purpose of realizing Bank's rights therein, Bank may receive, open, and dispose of mail addressed to Borrower and endorse notes, checks, drafts, money orders, documents of title, or other evidences of payment, shipment, or storage or any form of Collateral on behalf of and in the name of Borrower.

      10.2 No right, power, or remedy conferred in this Agreement, the Revolving Note, the Term Note, or any other agreement executed in connection herewith or any other document or agreement to which any Obligor and Bank are parties, or now or hereafter existing at law or in equity by statute or otherwise, shall be exclusive, and each such right, power, or remedy, shall, to the full extent permitted by law, be cumulative and in addition to every other such right, power, or remedy.

      10.3 The sale by Bank of less than the whole of the Collateral shall not exhaust the rights of Bank hereunder, and Bank is specifically empowered to make successive sales hereunder until the whole of the Collateral shall be sold. If the proceeds of any sale of less than the whole of the Collateral shall be less than the aggregate of the Liabilities, this Agreement and the security interests created hereby shall remain in full force and effect as to the unsold portion of the Collateral just as though no sale had been made, provided, however, that Borrower shall never have any right to require sale of less than the whole of the Collateral but Bank shall have the right, at its sole election, to sell less than the whole of the Collateral.

      10.4 Bank may resort to any security given by this Agreement or to any other security now existing or hereafter given to secure the payment of Borrower's Liabilities, in whole or in part, and in such portions and in such order as may seem best to Bank in its sole discretion, and any such action shall not in any way be considered as a waiver of any of the rights, benefits, or security interests evidenced by this Agreement.

      10.5 Bank may, at all times, subject to the terms of the Loan Documents (including without limitation, the Guaranty) proceed directly against any Obligors to enforce payment of Borrower's Liabilities and shall not be required first to enforce its rights in the Collateral or any other security granted to it. Bank shall not be required to take any action of any kind to preserve, collect, or protect Borrower's rights in the Collateral or any other security granted to it.


      SECTION 11. Deposits.
                  ---------

      Bank, any participant, and any other holder of all or any part of the
       Liabilities are hereby
given a continuing lien as additional security for
 all Liabilities hereunder upon any and all moneys.
Securities, and other property
 of Borrower, and the Proceeds thereof,
  now, or hereafter held or
received by or in transit to Bank, such
 participant, or such holder from or for Borrower, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all
deposit balances (general or special) and
 credits of Borrower with, and any and all claims of Borrower against Bank, such participant, or such holder at any time existing, and upon an event of default hereunder, Bank, such participant, or such holder may apply or set off the same against the Liabilities and indebtedness hereby secured, without notice and without liability. Borrower agrees that any other person or entity purchasing a participation from Bank may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such person or entity was the direct creditor of Borrower in the amount of such participation.


      SECTION 12. Waivers.
                  --------

      Except as otherwise provided in the Loan Documents, Borrower and each Obligor, Guarantor, accommodation party, surety, endorser, or other person or entity liable for the payment or collection of the Liabilities expressly waive demand, presentment for payment, notice of protest, notice of intent to accelerate, notice of acceleration, notice of acceptance of this Agreement, and notice of loans made, credit extended, Collateral received or delivered, or other action taken in reliance hereon and all other demands and notices of any description. With respect both to the Liabilities and Collateral, Obligors consent to any extension or postponement of the time of paymentor any other indulgence, to any substitution, exchange, or release of any or all of the Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement, compromise, or adjustment of any thereof, all in such manner and at such time or times as Bank may deem advisable. Bank shall have no duty as to the collection or protection of any or all of the Collateral or any income thereon, nor as to the preservation of any rights pertaining thereto beyond the safe custody of Collateral without resorting or regard to other collateral or sources of reimbursement for the Liabilities. Bank shall not be deemed to have waived any of its rights upon or under any of the Liabilities or Collateral unless such waiver be in writing and signed by Bank. No course of dealing and no delay or omission on the part of Bank in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any further occasion. All rights and remedies of Bank with respect to Liabilities or Collateral, whether evidenced hereby or by any other instrument or paper, shall be cumulative and may be exercised singly or concurrently.


      SECTION 13. Expenses: Proceeds of Collateral.
                  ---------------------------------

      Borrower shall pay all expenses, including, without limitation, reasonable legal expenses, incurred by Bank from time to time in connection with the preparation, administration, amendment, or modification of this Agreement, the Revolving Note, the Term Note, and other documents executed in connection with the creation of the Loans, all costs and expenses associated with the perfection and creation of the security interests granted pursuant hereto, or associate with any waiver or consent sought or granted hereunder. Borrower has been advised and acknowledges that Bank may, if it elects to do so, impose fees in connection with any renewal or extension of the Liabilities, any modification of this Agreement, the Revolving Note, the Term Note or the other Security Documents, or any waiver or consent requested by Borrower or any other Obligor. Borrower shall pay to Bank on demand any and all expenses and costs of collection, including, without limitation, reasonable counsel fees, incurred or paid by Bank in protecting or enforcing, its rights upon or with respect to any of the Liabilities or the Collateral. After deducting all of said expenses, the residue of any proceeds of collection or sale of Liabilities or Collateral shall be applied to the payment of principal or interest on Liabilities in such order or preference as Bank may determine, proper allowance for interest on Liabilities not then due being made, and any excess shall be returned to Borrower, and Borrower shall remain liable for any deficiency.


      SECTION 14. Duration: Extension.
                  --------------------

      The Revolving Line shall terminate on the Revolving Line Termination Date; however, the parties recognize that they may wish to extend the expiration date by mutual agreement. The termination or expiration of the Revolving Line shall in no way affect any transactions entered into or rights created or obligations incurred prior to such termination or expiration; rather, such rights and obligations shall be fully operative until the same are fully disposed of, concluded, and/or liquidated. Without limiting the generality of the foregoing, such termination or expiration shall not release nor diminish any of the Obligors' obligations and agreements hereunder until payment in full of all of the Liabilities under this Agreement and all other sums and amounts payable under or pursuant to this Agreement. This Agreement shall be a continuing agreement in every respect. No modification or amendment of this Agreement or extension of the Revolving Line Termination Date shall be effective unless placed in writing and duly executed by Bank and Borrower.


      SECTION 15. General.
                  --------

      15.1 Any demand upon or notice to a party shall be effective upon delivery if such notice is given personally, or upon dispatch if deposited in the mails or overnight delivery service addressed to the other party at the mailing address shown below or, if a party has notified the other party in writing of a change of address, to the party's last address so notified. Demands or notices addressed to Borrower's address at which Bank customarily communicates with Borrower also shall be effective.

            If to Bank:
            -----------

            Compass Bank
            2620 Preston Road
            Frisco, Texas 75034-9433
            Attention: David Phillips
                       Vice President

 except that all notices sent to Bank pursuant to Sections 9-208 through 9-210, 9-213 and 9-216 of the Texas Uniform Commercial Code shall be sent to:

            Compass Bank
            P. O. Box 11830
            Birmingham, Alabama 35202

            If to Borrower:
            ---------------

            Best Circuit Boards, Inc.
            901 Hensley Lane
            Wylie, Texas 75098

            If to Guarantor:
            ----------------

            Brad Jacoby
            901 Hensley Lane
            Wylie, Texas 75098

      15.2 If at any time or times by assignment or otherwise Bank transfers any of the Liabilities (either separately or together with the Collateral therefor), such transfer shall carry with it Bank's powers and rights under this Agreement with respect to the Liabilities and Collateral transferred, and the transferee shall become vested with said powers and rights whether or not they are specifically referred to in the transfer. If and to the extent Bank retains any other of the Liabilities or Collateral, Bank will continue to have the rights and powers herein set forth with respect thereto.

      15.3 This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the laws of the State of Texas, except that the Texas Finance Code, Section 346, of Vernon's Texas Codes Annotated, which regulates certain revolving credit loan accounts and revolving tri-party accounts, shall not apply to this Agreement, the Revolving Note, the Revolving Line, the Term Note, or any transaction contemplated hereby. Unless changed in accordance with law, the applicable rate under Texas law shall be the indicated rate ceiling from time to time in effect as provided in Tex. Rev. Civ. Stat. Ann. art. 5069-1D.001.

      15.4 This Agreement is performable in Collin County, Texas, and any action brought for the enforcement or construction of any term of this Agreement, the Revolving Note, the Term Note or other instruments executed in connection herewith shall be brought in a court of appropriate jurisdiction in Collin County, Texas.

      15.5 It is the intention of Bank and the Obligors to conform strictly to any applicable usury laws. Accordingly, if the transactions contemplated hereby would be usurious under any applicable law, then, in that event, notwithstanding anything to the contrary in this Agreement, the Revolving Note, the Term Note or any other agreement or instrument entered into in connection with or as security for or guaranteeing this Agreement, the Revolving Note or the Term Note, it is agreed as follows: (i) the aggregate of all consideration that constitutes interest under applicable law-that is contracted for, taken, reserved, charged, or received by Bank under this Agreement, the Revolving Note, the Term Note or under any other agreement entered into in connection with or as security for or guaranteeing this Agreement, the Revolving Note or the Term Note shall under no circumstances exceed the Highest Lawful Rate, and any excess shall be canceled automatically and, if theretofore paid, shall, at the option of Bank, be credited by Bank on the principal amount of any indebtedness owed to Bank by Borrower or refunded by Bank to Borrower, and (ii) in the event that the maturity of the Revolving Note, the Term Note or any other of the Liabilities are accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to Bank may never include more than the Highest Lawful Rate and excess interest, if any, provided for in this Agreement, the Revolving Note or the Term Note or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall, at the option of Bank, be credited by Bank on the principal amount of any indebtedness owed to Bank by Borrower or refunded by Bank to Borrower.

      15.6 Notwithstanding anything herein to the contrary, in no event will interest payable to Bank exceed the maximum amount permitted by the law applicable to Bank (after taking into account all charges payable to Bank that constitute interest under such applicable law), but if any amount referred to in any of this Agreement, the Revolving Note, the Term Note, or any other agreement or instrument to which Bank and Borrower are parties that would be payable to Bank but for the applicability of usury or other laws limiting the consideration payable to Bank is not paid to Bank as a result of the applicability of such laws, then interest on the outstanding principal balance of the Liabilities payable to Bank shall, to the extent permitted by law, accrue at the Highest Lawful Rate (after taking into account all charges payable to Bank that constitute interest under applicable law) until the total amount received by Bank equals the amount it would have received had no such laws been applicable.

      15.7 This Agreement and the documents delivered hereunder or in connection herewith contain the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements relating to the subject matter hereof and thereof. In the event of actual conflict in the terms and provisions of this Agreement and any of such documents or any other instrument or agreement executed in connection with this Agreement or described or referred to in this Agreement, the terms and provisions of this Agreement shall control. No modification, consent, amendment or waiver or any provision of this Agreement, nor consent to any departure by Obligors therefrom, shall be effective unless the same shall be in writing and signed by Bank, and then shall be effectively only in the specific instance and for the purpose for which given. This Agreement is binding upon Obligors, their heirs, successors and assigns, and inures to the benefit of Bank, its successors and assigns. All representations and warranties of Obligors herein, and all covenants and agreements herein or in any document delivered hereunder or in connection herewith that are not fully performed before the effective date of this Agreement, shall survive such date until such date as the Loans have been paid in full.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              BORROWER:

                              BEST CIRCUIT BOARDS, INC.,
                              a Texas corporation

                              By:___________________________________________
                                    Brad Jacoby, President


                              GUARANTOR:

                              ______________________________________________
                              Brad Jacoby


                              BANK:

                              COMPASS BANK,
                              a bank organized under the laws of the State of Alabama

                              By:___________________________________________
                                    David Phillips, Vice President